Our File No.                84789L-212192
Date        December 19, 2012

Hunt Mining Corp.
108 N. Washington Street, Suite 302
Spokane, WA 99201

Dear Sirs/Mesdames:

We have acted as counsel to Hunt Mining Corp., a corporation incorporated under the laws of Alberta, Canada (“Hunt Mining”), in connection with the Registration Statement on Form F-1/A Amendment No. 2, as amended or supplemented, under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission as of the date hereof (the “Registration Statement”) under file number 333-182072.

We hereby confirm to you that, insofar as it relates to Canadian federal income tax matters, the discussion set forth under the heading “Certain Canadian Federal Income Tax Considerations” in the Registration Statement, subject to the qualifications, exceptions, assumptions, and limitations contained therein, constitutes our opinion as of the date hereof. We express no opinion as to any laws other than the federal income tax laws of Canada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name under the headings “Certain Canadian Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

/s/ McMillan LLP